DOLLAR TREE STORES, INC. REPORTS
     EARNINGS PER SHARE OF $0.16 FOR THE FIRST QUARTER ENDING MARCH 31, 1999


CHESAPEAKE,  Virginia  -- April 22, 1999 -- Dollar Tree  Stores,  Inc.  (Nasdaq:
DLTR), the nation's largest $1.00 discount variety store chain, reported net earnings for the quarter ended March 31, 1999, of $10.7 million on sales of $221.2 million, compared to net earnings of $7.7 million on sales of $175.5 million reported for the first quarter of 1998. Earnings per share increased to $0.16 in the first quarter of 1999 from $0.12 in the same period last year.

     Sales increased $45.7 million over sales for the first quarter of 1998, primarily due to new store openings. In addition, sales in comparable stores increased by 5.4%, largely as a result of increased Easter sales during the quarter due to the shift in timing of this holiday.

     Gross margin for the quarter was unchanged at 35.7% for the first quarter of 1999 compared to the first quarter of 1998. Operating expenses decreased as a percentage of net sales to 27.6% for the first quarter of 1999 from 28.1% reported for the first quarter of 1998. This decrease resulted primarily from reductions in corporate expenses and the leveraging of fixed costs, due to the 5.4% comparable store sales increase.

     As previously disclosed, shipping rates from Asia are expected to increase on May 1, 1999. The proposed rates could increase costs by up to $4 million in 1999, which management believes will be substantially offset by other cost savings, as anticipated in the Company's current business plan.

     Dollar Tree Stores, Inc., is a discount variety store chain offering a wide assortment of quality everyday general merchandise, in many traditional variety store categories, at the $1.00 price point. As of March 31, 1999, Dollar Tree Stores operates 1,203 stores in 32 states, having opened 48 new stores and closed one store in the first quarter.




This news release contains forward-looking statements regarding Dollar Tree, such as estimated or expected increases in shipping costs and other substantially offsetting cost savings. Such forward-looking statements are subject to risks and uncertainties, including various factors that may cause the Company's actual results to differ materially from anticipated results or other expectations described in such statements. Additionally, forward-looking statements are subject, but not limited, to the risks indicated in the Company's filings with the Securities and Exchange Commission.



CONTACT:       Dollar Tree Stores, Inc., Chesapeake
               Eric Coble or Erica Robb, 757/321-5000




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

                            DOLLAR TREE STORES, INC.
                    Condensed Consolidated Income Statements
                       For the Three Months Ended March 31
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                              First Quarter
                                         1999                1998

Net sales                              $221,202            $175,531

Cost of Sales                           142,125             112,867

Gross Profit                             79,077              62,664
                                          35.7%               35.7%

SGA expenses                             54,941              44,910
                                          24.8%               25.6%

Depr./amort.                              6,211               4,398
                                           2.8%                2.5%

Interest                                    496                 735
                                           0.2%                0.4%
Earnings before
  income taxes                           17,429              12,621
                                           7.9%                7.2%

Income tax expense                        6,711               4,890

Net earnings                             10,718               7,731
                                           4.8%                4.4%

Earnings per share:
Basic                                  $   0.18            $   0.13
Weighted average
 number of shares                        61,041              60,418

Diluted                                $   0.16            $   0.12
Weighted average
 number of shares                        67,407              66,819



                            DOLLAR TREE STORES, INC.
                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                     March 31,       Dec. 31,         March 31,
                                       1999            1998             1998

Cash and cash equivalents             $ 17,799       $ 71,119         $  5,828
Merchandise inventories                174,100        140,949          148,913
Other current assets                    13,538         13,996           12,589
                                        ------         ------           ------

Total current assets                   205,437        226,064          167,330
                                       -------        -------          -------

Net property and equipment             126,442        122,385           92,938
Goodwill, net                           42,069         42,551           43,996
Other assets, net                        8,328          8,621            4,607
                                         -----          -----            -----

Total assets                          $382,276       $399,621         $308,871
                                       =======        =======          =======

Current portion
 of long-term debt                    $ 18,500       $ 16,500         $ 10,880
Accounts payable and
 accrued expenses                       57,986         78,501           74,322
Income taxes payable                     5,936         21,353            3,898
                                         -----         ------            -----

Total current liabilities               82,422        116,354           89,100
                                        ------        -------           ------

Long-term debt                          30,000         30,000           40,490
Other liabilities                        8,516          9,043            6,662
                                         -----          -----            -----

Total liabilities                      120,938        155,397          136,252
                                       -------        -------          -------

Shareholders' equity                   261,338        244,224          172,619
                                       -------        -------          -------

Total liabilities and
 shareholders' equity                 $382,276       $399,621         $308,871
                                       =======        =======          =======
